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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in the registration statements of Cabot Oil and Gas Corporation on Form S-8 filed on June 23, 1991 and on October 29, 1993 of our report dated March 7, 1997, on our audits of the consolidated financial statements of Cabot Oil and Gas Corporation as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in this Annual Report on Form 10-K.

Our report refers to a change in 1995 in the method of applying the unit-of-production method to calculate depreciation and depletion on producing oil and gas properties, and accounting for the impairment of long-lived assets.





                                                        COOPERS & LYBRAND L.L.P.





Houston, Texas
March 26, 1997